Exhibit 99.1

Intervest Bancshares Corporation

Announces Appointment of New Director

Business Editors—New York – (Business Wire—October 29, 2012)

Lowell Dansker, Chairman of the Board of Directors and Chief Executive Officer of Intervest Bancshares Corporation (the “Company”) (NASDAQ: IBCA), the parent company of Intervest National Bank, today announced that C. Wayne Crowell has joined the Board of Directors of the Company.

Mr. Dansker stated “Wayne brings a wealth of experience, having spent more than 35 years in the Office of the Comptroller of the Currency, most recently as Assistant Deputy Comptroller. He has extensive experience with respect to financial institutions and we are pleased that he will be joining our Board of Directors.”

Mr. Crowell was elected to the Board of Directors by the U.S. Department of the Treasury (“Treasury”) pursuant to its rights as the holder of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A. While Treasury’s contractual rights do not address service on the Board of Directors of Intervest National Bank, the Company’s wholly-owned bank subsidiary, the Company has commenced the process to have Mr. Crowell approved to also serve on the Board of Directors of that Bank.

Intervest Bancshares Corporation

Intervest Bancshares Corporation is a bank holding company. Its principal operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest Bancshares Corporation’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

CONTACT:	LOWELL DANSKER, CHAIRMAN
Intervest Bancshares Corporation
One Rockefeller Plaza (Suite 400)
New York, New York 10020-2002
212-218-2800 Fax - 212-218-2808